North Capital Funds Trust 485BPOS

Exhibit 99.(i)(2)

August 28, 2026

North Capital Funds Trust
623 E. Fort Union Blvd.
Suite 101
Salt Lake City, Utah 84047

Re: North Capital Funds Trust; File Nos. 333-228904 and 811-23404

Dear Board Members:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Pre-Effective Amendment No. 1 to the North Capital Funds Trust Registration Statement. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 11 under the Securities Act of 1933 (Amendment No. 13 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP

THOMPSON HINE LLP